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                                                                   EXHIBIT  21

                     Falcon Products, Inc. and Subsidiaries

                          SUBSIDIARIES OF THE COMPANY
                          ---------------------------

      The following are wholly-owned subsidiaries of the Company: Kaydee Metal Products Corporation; Falcon Mexican Holdings, Inc.; Falcon International, E.U.R.L. (a French corporation); Falcon De Juarez, S.A. de C.V., Fundiciones Tecnicas, S.A., and Falcon De Baja California, S.A. de C.V. (Mexican corporations). Falcon Mimon, a.s. (a Czech Republic corporation) is an 84%-owned subsidiary of the Company.

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